Registration No. 333-182552

Registration No. 333-133408

Registration No. 333-31483

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 on Form S-8 Registration Statement No. 333-182552

Post-Effective Amendment No. 1 on Form S-8 Registration Statement No. 333-133408

Post-Effective Amendment No. 1 on Form S-8 Registration Statement No. 333-31483

Quality Distribution, Inc.

(Exact name of registrant as specified in its charter)

Florida	59-3239073
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4041 Park Oaks Boulevard, Suite 200 Tampa, Florida 33610	33610
(Address of Principal Executive Offices)	(Zip Code)

Quality Distribution, Inc. 2012 Equity Incentive Plan

MTL, Inc. 1998 Stock Option Plan

Quality Distribution, Inc. 2003 Stock Option Plan

Quality Distribution, Inc. 2003 Restricted Stock Incentive Plan

1994 Incentive and Non-Statutory Stock Option Plan

(Full title of the plan)

Joseph J. Troy

Executive Vice President and Chief Financial Officer

Quality Distribution, Inc.

4041 Park Oaks Boulevard, Suite 200

Tampa, Florida 33610

(Name and address of agent for service)

(800) 282-2031

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

On August 18, 2015, Quality Distribution, Inc., a Florida corporation (the “Registrant”) completed its merger (the “Merger”) with Gruden Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of Gruden Acquisition, Inc. (“Parent”), pursuant to an Agreement and Plan of Merger dated as of May 6, 2015 (the “Merger Agreement”) by and among the Registrant, Merger Sub, and Parent. As a result of the Merger, Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation in the Merger, and the Registrant has been acquired by and has become a wholly-owned subsidiary of Parent. The Merger became effective on August 18, 2015.

The Registrant is filing this Post-Effective Amendment to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), previously filed by the Registrant, to deregister all securities that remain unsold under such Registration Statements including, without limitation, shares of the Registrant’s common stock, no par value (the “Common Stock”):

1.	Registration No. 333-182552, filed with the Securities and Exchange Commission (the “Commission”) on July 5, 2012, registering securities issuable pursuant Quality Distribution, Inc. 2012 Equity Incentive Plan;

2.	Registration No. 333-133408, filed with the Commission on April 19, 2006, registering Common Stock issuable pursuant to the MTL, Inc. 1998 Stock Option Plan, Quality Distribution, Inc. 2003 Stock Option Plan and Quality Distribution, Inc. 2003 Restricted Stock Incentive Plan; and

3.	Registration No. 333-31483, filed with the Commission on July 17, 1997, registering Common Stock issuable pursuant to the 1994 Incentive and Non-Statutory Stock Option Plan.

In connection with the Merger, the Registrant terminated all offers and sales of its securities registered pursuant to the Registration Statements. The Registrant hereby removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tampa, State of Florida, on August 18, 2015.

Quality Distribution, Inc.

By:	/s/ Joseph J. Troy
	Name:	Joseph J. Troy
	Title:	Executive Vice President and Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.